F O L E Y  &  L A R D N E R

                          A T T O R N E Y S  A T  L A W

   CHICAGO                       FIRSTAR CENTER                     SAN DIEGO
   JACKSONVILLE             777 EAST WISCONSIN AVENUE           SAN FRANCISCO
   LOS ANGELES           MILWAUKEE, WISCONSIN 53202-5367          TALLAHASSEE
   MADISON                  TELEPHONE (414) 271-2400                    TAMPA
   ORLANDO                  FACSIMILE (414) 297-4900         WASHINGTON, D.C.
   SACRAMENTO                                                 WEST PALM BEACH
                              WRITER'S DIRECT LINE



                                   May 7, 1996





   Midwest Express Holdings, Inc.
   6744 South Howell Avenue
   Milwaukee, Wisconsin  53154-1402

   Ladies and Gentlemen:

             We have acted as counsel for Midwest Express Holdings, Inc., a Wisconsin corporation (the "Company"), in connection with the preparation of a Form S-1 Registration Statement, as amended ("Registration Statement"), including the Prospectus constituting a part thereof ("Prospectus"), relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 1,288,571 shares of the Company's common stock, $.01 par value per share (the "Shares"), and the associated Preferred Share Purchase Rights ("Rights") in connection with the proposed sale of the Shares and associated Rights by a shareholder of the Company in the manner set forth in the Registration Statement and Prospectus. The terms of the Rights are set forth in that certain Rights Agreement, dated as of February 14, 1996, as amended, between the Company and Firstar Trust Company, as amended (as amended, the "Rights Agreement").

             In connection therewith, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company's Restated Articles of Incorporation and By-laws, as amended; (iii) the Rights Agreement; (iv) corporate proceedings of the Company relating to the authorization for issuance of the shares; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

             Based upon the foregoing we are of the opinion that:

             1. The Company is a corporation duly organized and validly existing under the corporate laws of the State of Wisconsin.

             2. The Shares, when paid for in the manner set forth in the Registration Statement and Prospectus, will be legally issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to assessability as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

             3. The Rights associated with the Shares have been duly and validly authorized by all corporate action.

             We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

                                      Very truly yours,



                                      FOLEY & LARDNER